BLACKBERRY LIMITED CLAWBACK POLICY Purpose BlackBerry Limited (the “Corporation”) and its affiliates strive to maintain a culture that emphasizes trust, integrity and accountability. This Policy will assist the Corporation in maintaining this culture, will support its Code of Business Standards and Principles and will reinforce the Corporation’s pay for performance compensation philosophy. Definitions In this Policy, the following terms have the following meanings: “Board” means the board of directors of the Corporation; “Cause” has the meaning attributed to such term in the Covered Individual’s employment agreement, or if the employment agreement is silent or the Covered Individual does not have an employment agreement, means grounds for termination for cause or summary termination of employment without notice, pay in lieu of notice, severance pay, or similar obligations, as such concepts are interpreted and applied by the courts of the jurisdiction in which the Covered Individual was employed on the date of his or her termination; “Covered Compensation” means compensation granted, vested or earned based on the achievement by the Corporation or its subsidiaries of any specified financial reporting measure or based on the Corporation’s stock price or total shareholder return, including without limitation bonuses awarded under the Corporation’s annual variable incentive plan and performance-based restricted share units; “Covered Individuals” means (i) current and former executive officers of the Corporation or its subsidiaries who are or were eligible to receive Covered Compensation, (ii) any senior management members of the Corporation who are in charge of a principal business unit or function or who perform significant policy maker functions for the Corporation and who are or were eligible to receive Covered Compensation; and, (iii) any other individuals as determined from time to time by the Board in its sole and absolute discretion; “Effective Date” means December 15, 2016; “Misconduct” means (i) a knowing, intentional and egregious breach by a Covered Individual of the Corporation’s Code of Business Standards and Principles, or (ii) circumstances giving rise to the termination of a Covered Individual’s employment for Cause; “Recoverable Compensation” means (i) in connection with a Restatement, Covered Compensation granted to, vested or earned by a Covered Individual in respect of the three most recently completed fiscal years of the Corporation prior to the Board concluding that a Restatement is necessary to the extent that such Covered Compensation exceeded what ought to have been granted, vested or earned based on the Restatement, and (ii) in connection with Misconduct, any annual or long-term incentive compensation, including awards granted under the Corporation’s Equity Incentive Plan, granted to, vested or earned by

2 a Covered Individual in the one-year period prior to the date on which the Corporation becomes aware of the Misconduct. In the case of (i), all such amounts shall be on a pre-tax basis without any deduction for personal income or withholding taxes; and “Restatement” means the restatement of the annual or interim financial statements of the Corporation required as a result of the correction of a material error or misstatement due to the Corporation’s material non-compliance with any applicable financial reporting requirement under applicable securities laws, regardless of whether a Form 8-K filing is required in respect thereof. Application of Policy Compensation awarded to Covered Individuals on or after the Effective Date will be subject to the terms of this Policy, as amended from time to time, and subject to any adjustment required by local law, including any securities, stock exchange, employment or tax laws, regulations or practices which may apply to a Covered Individual or the Corporation. This Policy supplements and does not supersede any previous clawback policy of the Corporation with respect to any compensation granted to, vested or earned by any current or former executive officer of the Corporation or its subsidiaries prior to the Effective Date. A copy of this Policy will be made available to employees who are Covered Individuals on the Effective Date and promptly following any amendment to this Policy thereafter, and to Covered Individuals at the time of their hire or their promotion, as applicable, as well as in connection with the grant of any compensation subject to this Policy. The Board may require that any employment agreement, equity award agreement or similar agreement entered into with a Covered Individual after the Effective Date require, as a condition to the grant of any benefit thereunder, such Covered Individual’s agreement to abide by the terms of this Policy. Triggering Event; Recoverable Amount (a) Restatement Clawback: If the Corporation is required to file a Restatement that results in a Covered Individual having received Recoverable Compensation, the Corporation shall, subject to any exemptions under applicable law or regulatory regime, require the forfeiture or repayment of the Covered Individual’s Recoverable Compensation. No misconduct on the part of any individual is required for the Corporation to trigger a clawback under the foregoing. (b) Misconduct Clawback: If a Covered Individual engages in Misconduct, the Corporation shall be entitled, at the sole discretion of the Board, to require the forfeiture or repayment of all or a portion of the Covered Individual’s Recoverable Compensation. The Corporation shall be entitled to trigger a clawback under either or both (a) and (b) above for any Covered Individual with respect to a particular triggering event. However, any Recoverable Compensation to be forfeited or repaid under (a) may not also be subject to forfeiture or repayment under (b). Enforcement of Clawback The application and enforcement of this Policy to recoup Recoverable Compensation may include (to the fullest extent permitted by applicable law), without limitation, the following:

3 (a) forfeiture or cancellation of unpaid or unvested Recoverable Compensation; (b) not paying or granting future compensation or equity awards to the Covered Individual to which the Covered Individual is contractually or legally entitled; (c) recoupment of the value of any Recoverable Compensation previously paid; (d) the right of offset against any amounts otherwise payable by the Corporation or any of its subsidiaries to the Covered Individual, to the extent permitted by applicable employment standards legislation; and (e) any other remedial and recovery action permitted by applicable laws. Administration Subject to any legal or regulatory requirements, the Board may make all determinations with respect to the application and enforcement of this Policy. The Board may, from time to time, delegate to the Compensation, Nomination and Governance Committee of the Board or any other committee of the Board all or any of the rights or responsibilities of the Board under this Policy. Amendment Subject to any legal or regulatory requirements, the Board reserves the right to modify or amend, in whole or in part, any or all of the provisions of this Policy, at any time and from time to time. Other Rights Any forfeiture or recoupment rights under this Policy are in addition to, and not in lieu of, any other remedies or rights that might be available to the Corporation pursuant to the terms of any employment agreement or under applicable law. No Indemnification The Corporation shall not indemnify any Covered Individual against the loss of any incorrectly awarded Covered Compensation. Successors This Policy shall be binding and enforceable against all Covered Individuals and their beneficiaries, heirs, executors, administrators or other legal representatives.